NUTEX HEALTH REPORTS 2025 FINANCIAL RESULTS AND ANNOUNCES SECOND STOCK REPURCHASE PROGRAM
FULL YEAR 2025 HIGHLIGHTS:
•Total revenue of $875.3 million for the year 2025 versus $479.9 million for the year 2024, an increase of 82.4%
•Net income attributable to Nutex Health of $70.8 million for 2025 versus net income of $52.1 million for 2024, an increase of $18.7 million
•Diluted EPS of $10.48 for 2025 versus diluted EPS of $9.69 for 2024
•EBITDA of $168.6 million for 2025 versus $98.8 million for 2024, an increase of 70.6%
•Adjusted EBITDA of $259.6 million for 2025 versus $102.8 million for 2024, an increase of 152.6%
•Net cash from operating activities of $248.1 million for 2025
HOUSTON, TX − (PRNewswire) – MARCH 5, 2026 – Nutex Health Inc. (“Nutex Health” or the “Company”) (NASDAQ: NUTX), today announced fourth quarter and fiscal year 2025 financial results for the twelve months ended December 31, 2025. Nutex Health is a physician-led, healthcare services and operations company with 27 hospital facilities in 12 states (hospital division), and a primary care-centric, risk-bearing physician network.
Financial highlights for the twelve months ended December 31, 2025:
•Total revenue increased $395.3 million to $875.3 million for the twelve months ended December 31, 2025 as compared to total revenue of $479.9 million for the same period in 2024, an increase of 82.4%. The hospital division drove most of this growth, generating $844.2 million, up 188.0% from $449.1 million, for the year ended December 31, 2025. Revenue from mature hospitals, which are hospitals opened prior to December 31, 2021, increased by 73.4% in 2025 compared to 2024.
•Of the 844.2 million in hospital revenue, $527.8 million (or approximately 63%) related to a combination of both higher acuity claims as well as success through the Independent Dispute Resolution ("IDR") process.
•Regarding arbitration-related revenue: we have submitted between 50-60% of our claims through the IDR process. When an award determination is made, we currently prevail in over 85% of those determinations, and have an average collection rate of over 85% of the determination wins.
•Arbitration costs approximate 26% of the arbitration related revenue.
•Total stock-based compensation expense for the twelve months ended December 31, 2025 was $117.0 million compared to $16.6 million for the same period in 2024.
•Operating income for the twelve months ended December 31, 2025 was $275.6 million compared to $130.7 million for the same period in 2024, representing a $144.9 million improvement year over year.
•Net income attributable to Nutex Health for the twelve months ended December 31, 2025 of $70.8 million as compared to net income attributable to Nutex Health of $52.1 million for the same period in 2024. The $70.8 million in net income includes non-cash stock-based compensation expense in the form of one-time obligations of earn-out shares issuable to qualifying under construction and ramping hospitals of $117.0 million, while the $52.1 million net income includes non-cash stock-based compensation expense of $16.6 million.
•Diluted EPS of $10.48 for 2025 versus diluted EPS of $9.69 for 2024.
•EBITDA attributable to Nutex Health of $168.6 million, as compared to EBITDA attributable to Nutex Health of $98.8 million for the twelve months ended December 31, 2024, an increase of 70.6%.
•Adjusted EBITDA attributable to Nutex Health of $259.6 million, as compared to Adjusted EBITDA attributable to Nutex Health of $102.8 million for the twelve months ended December 31, 2024, an increase of 152.6%.
•Total visits at the Hospital Division were 188,279 for the twelve months ended December 31, 2025, as compared to 168,388 for the same period in 2024, an increase of 19,891 or 11.8%. Visits at mature hospitals increased by 1.3% in the twelve months ended December 31, 2025 as compared to the same period in 2024.
•Net cash from operating activities of $248.1 million for the twelve months ended December 31, 2025.
•As of December 31, 2025, the Company had total assets of $918.5 million, including cash and cash equivalents of $185.6 million, and long-term debt, net of $29.2 million.

Financial highlights for the three months ended December 31, 2025:
•Total revenue decreased $105.9 million to $151.7 million for the three months ended December 31, 2025 as compared to total revenue of $257.6 million for the same period in 2024, a decrease of 41.1%.
•The Company attributes the $105.9 million decrease primarily to two items.
1.A one‑time $55.0 million cumulative true-up of 18,950 arbitration claims that arbitrators determined were ineligible under the IDR process. These claims were submitted for the period from July 2024 through December 2025.
•The one-time cumulative arbitration true-up resulted from a mid‑2025 CMS directive instructing the certified independent dispute resolution entities to address and clear their backlog of disputes. The associated catch‑up reduced the number of active disputes compared to the same period in 2024 and contributed to lower net revenue for the quarter.
2.Arbitration revenues of $69.0 million relating to submissions during the third quarter of 2024 that were recorded in the fourth quarter of 2024. Prior to September 30, 2024, the Company did not have sufficient historical data to determine the likelihood of a prevailing determination, the potential award amount, or the collectibility of such awards.
•After considering the impact of the adjustments above, the 2025 fourth quarter revenue would be $206.7 million and the 2024 fourth quarter revenue would be $188.6 million, which resulted in a revenue increase of $18.1 million period-to-period, primarily driven by higher patient visits in the fourth quarter of 2025 compared to the fourth quarter of 2024.
•Total stock-based compensation expense for the three months ended December 31, 2025 was $(2.6) million compared to $14.6 million for the same period in 2024.
•Operating income for the three months ended December 31, 2025 was $30.9 million compared to $114.3 million for the same period in 2024, a decrease of $83.4 million quarter over quarter.
•Net income attributable to Nutex Health for the three months ended December 31, 2025 of $11.8 million as compared to net income attributable to Nutex Health of $61.6 million for the same period in 2024. The $11.8 million in net income includes non-cash stock-based compensation expense of $(2.6) million, while the $61.6 million net income includes non-cash stock-based compensation expense of $14.6 million.
•EBITDA attributable to Nutex Health of $25.7 million, as compared to EBITDA attributable to Nutex Health of $78.9 million for the three months ended December 31, 2024, a decrease of 67.4%.
•Adjusted EBITDA attributable to Nutex Health of $16.6 million, as compared to Adjusted EBITDA attributable to Nutex Health of $86.7 million for the three months ended December 31, 2024, a decrease of 80.8%.
•Total visits at the Hospital Division were 48,205 for the three months ended December 31, 2025, as compared to 45,444 for the same period in 2024, an increase of 2,761 or 6.1%. Visits at mature hospitals decreased by 0.3% in the three months ended December 31, 2025 as compared to the same period in 2024.
•Net cash from operating activities of $70.4 million for the three months ended December 31, 2025, as compared to $0.1 million for the same period in 2024.
Note: EBITDA and Adjusted EBITDA are non-GAAP financial metrics. A reconciliation of non-GAAP to GAAP measures is included below in this earnings release.
“We are continuing to add to a record year with 82% revenue growth, Adjusted EBITDA attributable to Nutex Health of $259.6 million, a 126.4% increase in gross profit and a record high cash balance of $185.6 million. Our financial performance highlights the strength of the business model with our strong balance sheet positioning us well for our planned growth strategy,” stated Jon Bates, Chief Financial Officer of Nutex Health.
"We are thrilled to share our exceptionally strong 2025 financial results with our investors. Compared to 2024, we delivered improvements across nearly all key financial metrics. During 2025 and early 2026, we successfully opened three new micro-hospitals, further expanding our national footprint. In addition, both ER visits and inpatient admissions grew year over year, reflecting increased demand and strengthened operational performance," stated Tom Vo, M.D, MBA, Chairman and Chief Executive Officer of Nutex Health.
Dr. Vo added: "Importantly, we also remediated all previously disclosed material weaknesses in internal controls over financial reporting in 2025—an accomplishment that enhances transparency, highlights the strength in our internal controls, and reinforces investor confidence. Looking ahead, we are well positioned for continued growth through a balanced strategy that includes both de novo hospital development and increased patient volumes across our existing facilities."
For more details on the Company’s financial results for the twelve months ended December 31, 2025, please refer to our Annual Report on Form 10-K filed with the U.S. Securities & Exchange Commission and accessible at www.sec.gov.

Share Repurchase Program
The Board of Directors has authorized a second stock repurchase program of up to $25.0 million of the Company’s common stock over the next six months. The purpose of the share repurchase is to increase shareholder value and offset dilution from the future issuance of shares related to stock compensation obligations for under-construction and ramping hospitals. Pursuant to the stock repurchase program the Company may repurchase, from time to time, up to an aggregate of $25.0 million of its outstanding shares of common stock, exclusive of any fees, commissions or other expenses related to such repurchases. The stock repurchase program permits the Company to repurchase shares of common stock at any time or from time to time in open market transactions made in accordance with the provisions of Rule 10b-18 and/or Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, privately negotiated transactions or by other means in accordance with applicable securities laws.
The timing of any repurchases and the number of shares repurchased are subject to the discretion of the Company and may be affected by various factors, including general market and economic conditions, the market price of the Company’s common stock, the Company’s earnings, financial condition, capital requirements and levels of indebtedness, legal requirements, and other factors that management may deem relevant. The share repurchase program authorization does not obligate the Company to acquire any shares of its common stock and may be amended, suspended or discontinued at any time.
Conference Call on Fourth Quarter and Full Year 2025 Results
The Company will host a conference call on Friday, March 6, 2026 at 9:30 a.m. CT to discuss its results for the fourth quarter and full year of 2025.
Participant Listening: 1-877-407-9208 or 1-201-493-6784
Participant Link: https://callme.viavid.com/viavid/?callme=true&passcode=13746493&h=true&info=company&r=true&B=6
To access the call, please dial in approximately five minutes before start time. Those who are unable to attend the live conference call may access the recording on the Company's website.

NUTEX HEALTH INC.
CONSOLIDATED BALANCE SHEETS

	December 31
(In thousands, except share and per share amounts)	2025	2024
Assets
Current assets:
Cash and cash equivalents	$185,574	$40,640
Restricted cash	297	—
Restricted short-term investments	—	2,941
Accounts receivable	319,440	232,449
Accounts receivable - related parties	5,978	3,602
Inventories	2,866	2,850
Prepaid expenses and other current assets	24,656	9,997
Total current assets	538,811	292,479
Property and equipment, net	94,581	77,933
Operating lease right-of-use assets	26,955	27,872
Financing lease right-of-use assets	222,367	218,889
Intangible assets, net	21,230	15,530
Goodwill, net	13,919	13,919
Deferred tax assets	—	7,987
Other assets	662	711
Total assets	$918,525	$655,320

Liabilities and Equity
Current liabilities:
Accounts payable	$45,863	$9,614
Accounts payable - related parties	3,104	806
Lines of credit	740	3,554
Current portion of long-term debt	13,336	14,395
Operating lease liabilities, current portion	2,152	2,080
Financing lease liabilities, current portion	7,077	7,705
Accrued arbitration expenses	49,743	47,742
Accrued income tax expense	867	26,533
Accrued stock-based compensation	8,256	16,356
Accrued expenses and other current liabilities	26,773	25,440
Total current liabilities	157,911	154,225
Long-term debt, net	29,174	22,466
Non-current operating lease liabilities, net	30,037	30,617
Non-current financing lease liabilities, net	268,877	259,479
Deferred tax liabilities	9,089	—
Total liabilities	495,088	466,787

Commitments and contingencies (Note 10)

Equity:
Common stock, $0.001 par value; 950,000,000 shares authorized; 7,086,670 and 5,511,452 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	7	6
Additional paid-in capital	615,627	489,409
Accumulated deficit	(286,187)	(356,976)
Nutex Health Inc. equity	329,447	132,439
Noncontrolling interests	93,990	56,094
Total equity	423,437	188,533
Total liabilities and equity	$918,525	$655,320
See accompanying notes to the consolidated financial statements.

NUTEX HEALTH INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(In thousands, except per share amounts)	2025	2024	2023
Revenue:
Hospital division	$844,162	$449,064	$218,070
Population health management division	31,095	30,885	29,576
Total revenue	875,257	479,949	247,646

Operating costs and expenses:
Payroll	158,081	117,527	108,378
Contract services	190,315	100,757	42,350
Medical supplies	17,241	15,285	14,151
Depreciation and amortization	20,530	18,972	17,592
Other	44,809	31,146	30,401
Total operating costs and expenses	430,976	283,687	212,872

Gross profit	444,281	196,261	34,774

Corporate and other costs:
Facilities closing costs	—	—	217
Acquisition costs	—	—	44
Stock-based compensation	117,003	16,555	2,836
Impairment of assets	—	3,887	29,082
Impairment of goodwill	—	3,197	1,139
General and administrative expenses	51,653	41,924	33,230
Total corporate and other costs	168,656	65,563	66,548

Operating income (loss)	275,625	130,698	(31,774)

Interest expense, net	22,226	19,932	16,318
Loss on warrant liability	—	1,609	—
Other (income) expense	8,618	(669)	399
Income (loss) before taxes	244,781	109,826	(48,491)

Income tax expense (benefit)	64,424	15,020	(5,067)

Net income (loss)	180,357	94,806	(43,424)

Less: net income attributable to noncontrolling interests	109,568	42,709	2,363

Net income (loss) attributable to Nutex Health Inc.	$70,789	$52,097	$(45,787)

Earnings (loss) per common share
Basic	$11.13	$10.23	$(10.39)
Diluted	$10.48	$9.69	$(10.39)
See accompanying notes to the consolidated financial statements.

NUTEX HEALTH INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2025	2024	2023
Cash flows from operating activities:
Net income (loss)	$180,357	$94,806	$(43,424)
Adjustment to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	20,530	18,972	17,592
Impairment of assets	—	3,887	29,082
Impairment of goodwill	—	3,197	1,139
Derecognition of goodwill	—	453	—
Loss on warrant liability	—	1,609	—
Stock-based compensation expense	117,003	16,555	2,836
Changes to deferred taxes	17,076	(13,133)	(5,707)
Debt accretion expense	902	1,042	1,210
Loss on lease termination	—	—	58
Changes in operating assets and liabilities:
(Increase)/Decrease in Accounts receivable	(86,943)	(173,957)	(970)
(Increase)/Decrease in Accounts receivable - related party	(2,376)	550	(3,614)
(Increase)/Decrease in Inventories	(16)	540	143
(Increase)/Decrease in Prepaid expenses and other current assets	(14,610)	(7,021)	(817)
(Increase)/Decrease in Operating right-of-use assets	917	1,147	1,632
Increase/(Decrease) in Accounts payable	35,555	(8,682)	(4,715)
Increase/(Decrease) in Accounts payable - related party	2,298	(2,037)	2,467
Increase/(Decrease) in Operating lease liabilities	(508)	(1,528)	(1,501)
Increase/(Decrease) in Accrued arbitration expenses	2,002	47,742	—
Increase/(Decrease) in Accrued income tax expense	(25,666)	26,533	—
Increase/(Decrease) in Accrued expenses and other current liabilities	1,604	12,478	5,846
Net cash provided by operating activities	248,125	23,153	1,257

Cash flows from investing activities:
Acquisitions of property and equipment	(2,526)	(2,304)	(9,497)
Purchase of restricted short-term investment	—	(2,941)	—
Cash related to sale of business	—	(361)	—
Proceeds from restricted short-term investment	1,596	—	—
Payments for acquisitions of businesses, net of cash acquired	—	—	(704)
Cash related to asset acquisition	(4,312)	—	—
Cash related to deconsolidation of Real Estate Entities	—	—	(1,039)
Net cash used in investing activities	(5,242)	(5,606)	(11,240)

Cash flows from financing activities:
Proceeds from lines of credit	5,043	2,262	2,341
Proceeds from notes payable	—	7,015	16,953
Proceeds from convertible notes	—	—	4,910
Repayments of lines of credit	(7,857)	(2,079)	(1,593)
Repayments of notes payable	(11,382)	(9,969)	(16,479)
Repayments of finance leases	(5,244)	(4,628)	(3,485)
Proceeds from common stock issuance, net issuance costs	—	9,202	—
Proceeds from exercise of warrants	—	2,373	—
Cash related to stock repurchases and retirements	(5,000)	—	—
Members' contributions	767	3,353	298
Members' distributions	(74,276)	(6,438)	(5,215)
Net cash provided by (used in) financing activities	(97,949)	1,091	(2,270)
Net change in cash and cash equivalents	144,934	18,638	(12,253)

Cash and cash equivalents - beginning of the period	40,640	22,002	34,255
Restricted cash - beginning of period	—	—	—
Cash and cash equivalents and restricted cash - beginning of period	40,640	22,002	34,255

Cash and cash equivalents - end of period	185,574	40,640	22,002
Restricted cash - end of period	297	—	—
Cash and cash equivalents and restricted cash - end of period	185,871	$40,640	$22,002
See accompanying notes to the consolidated financial statements.

Non-GAAP Financial Measures (Unaudited)
EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe EBITDA and Adjusted EBITDA are useful because it allows us to more effectively evaluate our operating performance.
We define EBITDA as net income (loss) attributable to Nutex Health Inc. plus interest expense, income taxes, depreciation and amortization.
We define Adjusted EBITDA as net income (loss) attributable to Nutex Health Inc. plus net interest expense, income taxes, depreciation and amortization, further adjusted for stock-based compensation, certain defined items of expense and any acquisition-related costs and impairments. Interest expense includes interest on lease liabilities, which is a component of total finance lease cost. A reconciliation of net loss to Adjusted EBITDA is included below.
Beginning in the first quarter of 2025, we have updated our presentation of Adjusted EBITDA to separately disclose finance lease payments related to leases under ASC 842. We believe this change provides greater transparency into our operating performance.
Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies. Adjusted EBITDA follows (in thousands):

	Year Ended December 31,
	2025	2024	2023
Reconciliation of net income (loss) attributable to Nutex Health Inc. to Adjusted EBITDA:
Net income (loss) attributable to Nutex Health Inc.	$70,789	$52,097	$(45,786)
Depreciation and amortization	20,530	18,972	17,592
Interest expense, net	22,226	19,932	16,318
Income tax expense (benefit)	64,424	15,020	(5,067)
Allocation to noncontrolling interests	(9,385)	(7,176)	(5,546)
EBITDA	168,584	98,845	(22,489)
Facility closing costs	—	—	217
Acquisition costs	—	—	43
Loss on warrant liability	—	1,609	—
Stock-based compensation	117,003	16,555	2,836
Impairment of assets	—	3,887	29,082
Impairments of goodwill	—	3,197	1,139
Finance lease payments(1)	(26,022)	(21,319)	(16,658)
Adjusted EBITDA	$259,565	$102,774	$(5,830)

	Three months ended December 31, 2025	Three months ended December 31, 2024
	Unaudited	Unaudited
Reconciliation of net income (loss) attributable to Nutex Health Inc. to Adjusted EBITDA:
Net income (loss) attributable to Nutex Health Inc.	$11,834	$61,612
Depreciation and amortization	5,187	5,280
Interest expense, net	4,976	5,052
Income tax expense	9,286	9,152
Allocation to noncontrolling interests	(5,570)	(2,195)
EBITDA	25,713	78,901
Loss on warrant liability	—	536
Stock-based compensation	(2,603)	14,603
Impairment of assets	—	(11)
Finance lease payments(1)	(6,510)	(7,363)
Adjusted EBITDA	$16,600	$86,666
(1)Finance lease payments consist of cash payments for financing leases under ASC 842, which should be deducted from EBITDA. We believe this change is useful to investors to evaluate the ongoing operating performance of our business.

About Nutex Health Inc.
Headquartered in Houston, Texas and founded in 2011, Nutex Health Inc. (NASDAQ: NUTX) is a healthcare management and operations company with two divisions: a Hospital Division and a Population Health Management Division.
The Hospital Division owns, develops and operates innovative health care models, including micro-hospitals, specialty hospitals, and hospital outpatient departments. This division owns and operates 27 facilities in 12 states.
The Population Health Management division owns and operates provider networks such as Independent Physician Associations. Through our Management Services Organization, we provide management, administrative and other support services to our affiliated hospitals and physician groups.

Forward-Looking Statements
Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. When used in this press release, the words or phrases “will”, “will likely result” “expected to,” “will continue,” “anticipated,” “estimate,” “projected,” “intend,” “goal,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, many of which are beyond the control of the Company. Such uncertainties and risks include, but are not limited to, regulatory and litigation uncertainty under the No Surprises Act, lawsuits filed by health insurance providers against our third party provider in the arbitration process, sales of a substantial amount of our Common Stock by our stockholders, our obligation to issue additional shares of our common stock to former doctor owners of under construction hospitals, manipulative short seller reports, the impact of litigation and disputes, our ability to successfully execute our growth strategy, economic conditions, dependence on management, lack of capital, the effects of rapid growth upon the Company and the ability of management to effectively respond to the growth and demand for products and services of the Company, newly developing technologies, the Company’s ability to compete, conflicts of interest in related party transactions, regulatory matters, protection of technology, lack of industry standards, the effects of competition and the ability of the Company to obtain future financing. An extensive list of factors that can affect future results are discussed in the Annual Report on Form 10-K for the year ended December 31, 2025 under the heading “Risk Factors” in Part II, Item IA thereof, and other documents filed from time to time with the Securities and Exchange Commission. Such factors could materially adversely affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed within this press release.
FOR ADDITIONAL INFORMATION:
Nutex Health, Inc.
Jennifer Rodriguez – Investor Relations
investors@nutexhealth.com
– Media Contact
jrodriguez@nutexhealth.com